As filed with the Securities and Exchange Commission on June 1, 2020

Registration No. 333-222232

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FGL HOLDINGS

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1354810
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

4th Floor Boundary Hall, Cricket Square Grand Cayman, Cayman Islands KY1-1102 Telephone: (800) 445-6758	Eric L. Marhoun General Counsel and Secretary FGL Holdings Two Ruan Center 601 Locust Street, 14th Floor Des Moines, Iowa 50309 Telephone: (800) 445-6758
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd E. Freed, Esq.

Gregory A. Fernicola, Esq.

Michael D. Saliba, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by FGL Holdings, a Cayman Islands exempted company (the “Company”), removes from registration all of the unsold securities registered under the Registration Statement on Form S-3 (Registration Number 333-222232) filed by the Company with the U.S. Securities and Exchange Commission on December 21, 2017 and amended on Form S-3/A by the Company on January 11, 2018 (the “Registration Statement”), pertaining to the registration of 216,253,335 Ordinary Shares, 600,000 Series A Cumulative Convertible Preferred Shares, 250,000 Series B Cumulative Convertible Preferred Shares and 36,383,335 Warrants.

On June 1, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of February 7, 2020 (the “Merger Agreement”), by and among the Company, Fidelity National Financial, Inc., a Delaware corporation (“FNF”), F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF (“Merger Sub I”), and F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), as amended, and upon the terms and subject to the conditions set forth in the Merger Agreement, at the time of the closing of the transactions contemplated by the Merger Agreement: (i) Merger Sub I merged with and into the Company (the “first merger”), with the Company surviving the first merger (the “surviving company”) and becoming a wholly owned subsidiary of FNF as a result of the first merger in accordance with the Companies Law (2020 Revision) of the Cayman Islands (the “CICL”); and (ii) immediately following the first merger, the surviving company merged with and into Merger Sub II (the “second merger”), with Merger Sub II surviving the second merger and remaining a wholly owned subsidiary of FNF as a result of the second merger in accordance with the CICL.

As a result of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands on June 1, 2020.

FGL HOLDINGS

By:	/s/ Eric L. Marhoun
	Name:	Eric L. Marhoun
	Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.